     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1999
                                                    Registration No. 333 - _____
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933




                          EVERGREEN RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

             COLORADO                                             84-0834147
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                       EVERGREEN OPERATING CORPORATION
            (Exact name of registrant as specified in its charter)

            COLORADO                                              84-0896480
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                           EVERGREEN WELL SERVICE COMPANY
               (Exact name of registrant as specified in its charter)

            COLORADO                                              APPLIED FOR
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                           PRIMERO GAS MARKETING COMPANY
               (Exact name of registrant as specified in its charter)

            COLORADO                                              APPLIED FOR
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                            1401 17TH STREET, SUITE 1200
                               DENVER, COLORADO 80202
                                   (303) 298-8100
           (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                   MARK S. SEXTON
                              CHIEF EXECUTIVE OFFICER
                             EVERGREEN RESOURCES, INC.
                             1401 17TH ST., SUITE 1200
                               DENVER, COLORADO 80202
                                   (303) 298-8100
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

                                     COPIES TO:
           DOUGLAS A. MAYS                            KEVIN R. COLLINS
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC             EVERGREEN RESOURCES, INC.
      3300 ONE FIRST UNION CENTER             1401 17TH STREET, SUITE 1200
    CHARLOTTE, NORTH CAROLINA 28202                DENVER, COLORADO 80202
            (704) 331-4977                              (303) 298-8100

                                --------------------


                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                         OF THE SECURITIES TO THE PUBLIC:
    As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box: /X/


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering: / /   _________


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same
offering: / /   _________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                       CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   Title of each class of          Amount to be    Proposed maximum offering price    Proposed maximum aggregate       Amount of
securities to be registered        registered(1)             per unit(2)                  offering price(2)         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Debt securities (3) (4)
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock (5) (4)
------------------------------------------------------------------------------------------------------------------------------------
Depositary shares (6) (4)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value (7) (4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants (8) (4)
------------------------------------------------------------------------------------------------------------------------------------
Subscription rights (9)
------------------------------------------------------------------------------------------------------------------------------------
Guarantees (10)
------------------------------------------------------------------------------------------------------------------------------------
 Total  . . . . . . . . . . .     $150,000,000                   (11)                       $150,000,000                 $41,700
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered represents the aggregate dollar value of all classes of securities to be registered.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000.
(3) Subject to note (2) above, there are being registered hereunder an indeterminate principal amount of debt securities as may be sold from time to time by Evergreen Resources, Inc. If any such debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $150,000,000.
(4) There are also being registered hereunder an indeterminate amount of securities as may be issuable upon conversion or exercise of the securities registered hereby.
(5) Subject to note (2) above, there are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by Evergreen Resources, Inc.
(6) Subject to note (2) above, there are hereby registered hereunder an indeterminate amount and number of depositary receipts issued pursuant to a deposit agreement. If Evergreen Resources, Inc. elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.
(7) Subject to note (2) above, there are being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by Evergreen Resources, Inc. Each share of Evergreen Resources, Inc.'s common stock includes one stock purchase right.
(8) Subject to note (2) above, there are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase certain of the debt securities, preferred stock or common stock registered hereby.
(9) Subject to note (2) above, there are being registered hereunder subscription rights evidencing the right to purchase debt securities, common stock, preferred stock, depositary shares or warrants.
(10) Subject to note (2) above, there are being registered hereunder an indeterminate amount of guarantees of the obligations of Evergreen Resources, Inc. under the debt securities, which guarantees may be provided by subsidiaries of Evergreen Resources, Inc. named above.
       No additional consideration will be received for such guarantees. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required in connection with such guarantees.
(11) The proposed maximum initial offering price per unit will be determined, from time to time, by Evergreen Resources, Inc.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated May 11, 1999

PROSPECTUS
                           EVERGREEN RESOURCES, INC.

                                  $150,000,000

          DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, DEPOSITARY
             SHARES, WARRANTS, SUBSCRIPTION RIGHTS AND GUARANTEES

  By this prospectus, we may offer from time to time, in one or more series or classes, the following securities:

  - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and other unsecured evidences of indebtedness in one or more series, including guarantees of our debt securities by certain of our subsidiaries,

  -    shares of common stock,

  - shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

  -    warrants to purchase debt securities, preferred stock or common stock,

  - depositary shares representing fractional interests in preferred stock, and

  - subscription rights evidencing the right to purchase any of the above securities.

  The aggregate initial offering price of the securities that we offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

  We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The date of this prospectus is ________________ __, 1999.

                          FORWARD-LOOKING INFORMATION

  This prospectus, including the information incorporated by reference, contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including those described in the applicable prospectus supplement under "Risk Factors." Actual results could differ materially from these forward-looking statements as a result of, among other things:

  - A decline in natural gas production or natural gas prices.

  - Incorrect estimates of required capital expenditures.

  - Increases in the cost of drilling, completion and gas gathering or other costs of production and operations.

  - An inability to meet growth projections.

  - Changes in general economic conditions.

In light of these risks and uncertainties, there can be no assurance that actual results will be as projected in the forward-looking statements.

                                  THE COMPANY

  Evergreen Resources, Inc. is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Our current operations are principally focused on developing and expanding our coalbed methane project located in the Raton Basin in southern Colorado. We also hold exploration licenses onshore in the United Kingdom, a net 2% interest in a group exploring offshore in the Falkland Islands, and an oil and gas license on approximately 2.4 million acres in northern Chile.

  We are one of the largest holders of oil and gas leases in the Raton Basin with approximately 200,000 gross acres of coalbed methane properties. In addition, our daily gas sales represent approximately 70% of the gas currently sold from the Raton Basin. As of December 31, 1998, we had 173 net producing gas wells on our Raton Basin properties. We have identified approximately 800 drilling locations on our Raton Basin acreage, of which 343 were included in our proved reserve base at December 31, 1998. These proven locations comprise approximately 43% of our total acreage in the Raton Basin.
 We intend to spend approximately $35 million over the next year on the further development of the Raton Basin, including drilling approximately 80 wells and expanding and upgrading our gathering and compression facilities. We will also be required to spend approximately $3 million to $4 million on our international projects in 1999. Any further development of our international projects will require substantial additional capital.

  Evergreen Operating Corporation, a wholly owned subsidiary, operates approximately 193 oil and gas wells on behalf of its parent company. Evergreen Operating Corporation is primarily responsible for drilling, evaluation, production and sales activities associated with the Company's properties.

  Primero Gas Marketing Company constructs and operates the Company's gas collection system and markets and sells the Company's gas.

  Evergreen Well Service Company provides fracture stimulation services, cement work, drilling and workovers to the Company.

  We were incorporated in Colorado on January 14, 1981. Our principal executive offices are at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

                                USE OF PROCEEDS

  Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities offered from time to time using this prospectus (the "Securities") will be used for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the computation of ratio of earnings to fixed charges for the periods shown.

      Three Months
     Ended March 31,        Years Ended December 31,   Nine Months Ended December 31,   Years Ended March 31,
------------------------    ------------------------  -------------------------------   ---------------------
   1999          1998          1998         1997                     1996                 1996         1995
----------    ----------    ----------   ----------               ----------            --------     --------
a) 1.71          7.10          4.23         6.76                     4.50                  (c)          (c)
b) 1.71          7.10          4.23         4.87                     2.07                  (c)          (c)


(a) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest).

(b) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and preferred stock dividends).

(c) Earnings did not cover fixed charges for the years ended March 31, 1996 and 1995, by $607,000 and $704,000 respectively.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of Evergreen Resources' unsecured Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities and the extent to which such general provisions may apply will be described in a prospectus supplement relating to the Debt Securities. Capitalized terms not otherwise defined in this prospectus or any prospectus supplement will have the meanings given to them in the applicable indenture described below. Evergreen is referred to in this description as the "Company."

  The Debt Securities will be general unsecured obligations of the Company and will constitute either Senior Debt Securities or Subordinated Debt Securities. Senior Debt Securities will be issued under an indenture (the "Senior Indenture") among the Company, the Subsidiary Guarantors and a trustee under the Senior Indenture (the "Senior Trustee"). Subordinated Debt Securities will be issued under an indenture (the "Subordinated Indenture") among the Company, the Subsidiary Guarantors and a trustee under the Subordinated Indenture (the "Subordinated Trustee"). The Senior Trustee and the Subordinated Trustee, as the case may be, will be identified in the applicable prospectus supplement. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not currently limit the amount of other unsecured indebtedness or securities which may be issued by the Company. Unless otherwise indicated in a prospectus supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.


  If specified in the prospectus supplement, certain of the Company's subsidiaries (the "Subsidiary Guarantors") will unconditionally guarantee on a joint and several basis the Debt Securities as described under "Subsidiary Guarantees" and in the prospectus supplement (the "Subsidiary Guarantees"). The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor.

  The applicable prospectus supplement will set forth the price or prices at which the Debt Securities of a particular series will be issued and will describe the following terms of the Debt Securities:

  (1) the title of the Debt Securities, whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the subordination terms relating thereto;

  (2)  any limit on the aggregate principal amount of the Debt Securities;

  (3)  whether the Subsidiary Guarantors will provide Subsidiary Guarantees;

  (4) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

  (5) the date or dates on which the principal of and premium, if any, on the Debt Securities are payable or the method of determination thereof;

  (6) the rate or rates, or the method of determination thereof, at which the Debt Securities will bear interest, if any;

  (7) whether and under what circumstances Additional Amounts with respect to the Debt Securities will be payable;

  (8)  the date or dates from which such interest will accrue;

  (9) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Debt Securities on any interest payment date;

  (10) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Debt Securities will be payable;

  (11) the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option;

  (12) the obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities will be redeemed or purchased in whole or in part pursuant to such obligation;

  (13) the denomination in which any Debt Securities shall be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  (14) the currency or currencies (including composite currencies), if other than U.S. dollars, or the form, including equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, in which payment of principal of, premium (if any) and interest on and any Additional Amounts with respect to the Debt Securities will be payable;

  (15) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Debt Securities are stated to be payable, the currency or currencies in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  (16) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined;

  (17) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

  (18) whether the Debt Securities are defeasible, and any additional means of and conditions to satisfaction and discharge of the applicable Indenture with respect to the Debt Securities;

  (19) any deletions or modifications of or additions to the definitions, Events of Default or covenants of the Company pertaining to the Debt Securities;

  (20) if the Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the Holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

  (21) whether any of the Debt Securities will be subject to certain optional interest rate reset provisions;

  (22) the additions or changes, if any, to the Indenture with respect to the Debt Securities as shall be necessary to permit or facilitate the issuance of the Debt Securities in bearer form, registered or not registrable as to principal, and with or without interest coupons; and

  (23) any other terms of the Debt Securities.

Reference is also made to the prospectus supplement for information with respect to any material United States federal income tax consequences with respect to the ownership and disposition of Debt Securities.

  No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The Company conducts some of its operations through Subsidiaries. The Holders of Debt Securities will have a junior position to any creditors of Subsidiaries, unless such Subsidiaries are Subsidiary Guarantors of the Debt Securities.

  Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the prospectus supplement relating to any such Debt Securities.

  If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, or any Additional Amounts with respect to any of the Debt Securities is payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or foreign currency unit will be set forth in the prospectus supplement relating thereto.

  SUBSIDIARY GUARANTEES

  If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

  Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the Company's obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

  In the case of Subordinated Debt Securities, the Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to the Company's Senior Indebtedness. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by the Company on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

  Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  Each Subsidiary Guarantee will be a continuing guarantee and will:

       (1) remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,

       (2) be binding upon each Subsidiary Guarantor, and

       (3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

  In the event that a Subsidiary Guarantor ceases to be a Restricted Subsidiary, whether as a result of a disposition of all of the assets or all the Capital Stock of such Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder and no other Person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor (if not otherwise a Restricted Subsidiary) will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in such Subsidiary Guarantor's ceasing to be a Restricted Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indenture. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

  EVENTS OF DEFAULT

  Unless otherwise provided with respect to any series of Debt Securities, the following are or will be Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture:

  (1) failure to pay principal of or premium, if any, on any Debt Security of such series when due;

  (2) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 30 days;

  (3) failure to deposit any sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days;

  (4) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture;

  (5) default under the terms of any instrument evidencing or securing any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Indebtedness (which acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) or constitutes the failure to pay all or any portion of the principal amount of such Indebtedness when due;

  (6) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

  (7) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that together would constitute a Significant Restricted Subsidiary;

  (8) in the case of Debt Securities guaranteed by any Subsidiary Guarantor, the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the applicable Indenture); and

  (9) any other Event of Default as may be specified with respect to Debt Securities of such series.

  If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (1), (2), (3), (8) or (9) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (4), (5) or (6) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (7) above occurs, the principal amount of the outstanding Debt Securities of all series ipso facto shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indentures may give rise to cross defaults on such other indebtedness of the Company.

  Each Indenture provides that, within 90 days after the occurrence of a default with respect to any series of Debt Securities, the Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant of the Company under such Indenture other than for the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), subject to certain limitations specified in the applicable Indenture. Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under an obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the Holders of the Debt Securities unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except (1) a default in the payment of the principal of or premium, if any, or interest on or any Additional Amounts with respect to any Debt Security or (2) in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indentures.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

  REMEDIES

  The Indentures provide that no Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the respective Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless

  (1) an Event of Default with respect to Debt Securities of that series has occurred and continues and such Holder has previously given written notice to the Trustee of the continuing Event of Default,

  (2) the Holders of not less than 25% in principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee,

  (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request,

  (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and

  (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Debt Securities of that series.

  MODIFICATION

  Modifications and amendments of each Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby,

  (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, or any Additional Amounts with respect to any Debt Security,

  (2) reduce the principal amount of, or the premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

  (3) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

  (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

  (5) reduce the percentage in principal amount of outstanding Debt Securities, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults,

  (6) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, or

  (7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor.

  Each Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

  CONSOLIDATION, MERGER AND SALE OF ASSETS

  Without the consent of any Holders of outstanding Debt Securities, the Company may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, provided that:

  (1) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the properties and assets of the Company substantially as an entirety is a corporation, partnership or other Person organized and existing under the laws of any domestic jurisdiction that assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture,

  (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and

  (3) certain other conditions are met, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement.

  Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under each Indenture and the Debt Securities.

  DEFEASANCE AND COVENANT DEFEASANCE

  If and to the extent indicated in the applicable prospectus supplement, the Company may elect, at its option at any time, to have the provisions of
Section 16.02 relating to defeasance and discharge of indebtedness, or
Section 16.03 relating to defeasance of certain restrictive covenants, applied to the Debt Securities of any series, or to any specified part of a series.

  DEFEASANCE AND DISCHARGE.   The Indentures provide that, upon the Company's
exercise of its option (if any) to have Section 16.02 applied to any Debt Securities, the Company and, if applicable, each Subsidiary Guarantor will be discharged from all of their obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities or the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things,

  (1) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United State Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge were not to occur;

  (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

  (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound;

  (4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any Senior Indebtedness permitting, after notice or the lapse of time, or both, the acceleration thereof shall have occurred and be continuing; and

  (5) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

  DEFEASANCE OF CERTAIN COVENANTS.   The Indentures provide that, upon the
Company's exercise of its option (if any) to have Section 16.03 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (4) (with respect to such restrictive covenants ) and clauses
(5) and (6) under "Events of Default" and any that may be described in the applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, the Company must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if the Company has delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If the Company exercises this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

  FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company will appoint the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain an office or agency for registration of transfer or exchange in each Place of Payment for such series. The Company may at any time designate additional offices or agencies for registration of transfer or exchange with respect to any series of Debt Securities.

  In the event of any redemption in part, the Company shall not be required to (1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or (2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

  PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest on and any Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in an applicable prospectus supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

  All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts with respect to any Debt Security that remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

  SECURITIES IN GLOBAL FORM

  The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable prospectus supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable prospectus supplement.

  MEETINGS

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

  GOVERNING LAW

  Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

  NOTICES

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

  TRUSTEE

  Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is or will be permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

  The Trustee may make loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

  The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of the Company's Senior Indebtedness, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  (1) the applicability and effect of such provisions upon any payment or distribution of the Company's assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency and similar proceedings;

  (2) the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Indebtedness, including the circumstances under which and the periods in which the Company will be prohibited from making payments on the Subordinated Debt Securities; and

  (3) the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

  The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

  The failure to make any payment of any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

  The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under "--Defeasance and Covenant Defeasance."

                         DESCRIPTION OF PREFERRED STOCK

  Our board of directors is authorized to issue up to 25,000,000 shares of preferred stock in one or more series and has the authority to fix the voting, conversion, dividend, redemption, liquidation and other rights, preferences, privileges and qualifications of the preferred stock, all without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement. No shares of preferred stock are currently outstanding. When issued, the shares of preferred stock will be fully paid and nonassessable.

  Although we have no present intention to issue shares of preferred stock, the issuance of shares of the preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock which have been or will be filed with the SEC in connection with the offering of such series of preferred stock.

GENERAL

  At our option, we may elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock (which will be set forth in the prospectus supplement relating to a particular series of preferred stock).

  The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares including dividend, voting, redemption, conversion and liquidation rights.

  The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

  The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

  After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

  We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. A deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares relating thereto have been redeemed or (2) there has been a final distribution in respect of the preferred stock of the relevant series in connection with any liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

  Neither the depositary nor Evergreen will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Evergreen and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  We are authorized to issue 50,000,000 shares of common stock, no par value. As of May 7, 1999, 11,252,009 shares of common stock were outstanding.

  Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds.
The common stock is not entitled to any sinking fund, redemption or conversion provisions. If Evergreen liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders. When issued, the shares of common stock will be fully paid and nonassessable. The common stock is quoted on the Nasdaq National Market. The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.

ANTI-TAKEOVER MATTERS

       Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Evergreen. These provisions, among other things, provide for a board of directors with staggered terms and noncumulative voting in the election of directors and impose certain procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings.

  In addition, our articles of incorporation authorize the board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes of control of Evergreen, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

  On July 7, 1997, the board of directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to our common shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997 and for each share of stock issued thereafter.

  The rights plan is designed to enhance the board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

  Under the rights plan, the rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of our common stock. Until they become exercisable, the rights attach to and trade with the common stock. The rights will expire July 22, 2007. The rights may be redeemed by the continuing members of the board at $.001 per right prior to the day after a person or group has accumulated 20% or more of the common stock.

  If a person or group acquired 20% of our common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

  If Evergreen were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of our common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

  All rights held or acquired by a person or group holding 20% or more of our shares are void. The rights are not triggered by continued stock ownership of our existing 20% shareholders, unless these shareholders increase their holdings in Evergreen above 30%.

                            DESCRIPTION OF WARRANTS

  We may issue warrants including warrants to purchase debt securities, warrants to purchase common stock or preferred stock, and warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DEBT WARRANTS

  The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  (1)  the title of such debt warrants;

  (2)  the offering price for such debt warrants, if any;

  (3)  the aggregate number of such debt warrants;

  (4) the designation and terms of such debt securities purchasable upon exercise of such debt warrants;

  (5) if applicable, the designation and terms of the Securities with which such debt warrants are issued and the number of such debt warrants issued with each such Security;

  (6) if applicable, the date from and after which such debt warrants and any Securities issued therewith will be separately transferable;

  (7) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

  (8) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  (9) if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

  (10) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

  (11) information with respect to book-entry procedures, if any;

  (12) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

  (13) if applicable, a discussion of certain United States federal income tax considerations;

  (14) the antidilution provisions of such debt warrants, if any;

  (15) the redemption or call provisions, if any, applicable to such debt warrants; and

  (16) any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

STOCK AND OTHER WARRANTS

  The applicable prospectus supplement will describe the terms of any stock warrants or other warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us, including the following:

  (1)  the title of such stock warrants or other warrants;

  (2)  the offering price of such stock warrants or other warrants, if any;

  (3)  the aggregate number of such stock warrants or other warrants;

  (4) the designation and terms of the common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of such stock warrants or other warrants;

  (5) if applicable, the designation and terms of the Securities with which such stock warrants or other warrants are issued and the number of such stock warrants or other warrants issued with each such Security;

  (6) if applicable, the date from and after which such stock warrants or other warrants and any Securities issued therewith will be separately transferrable;

  (7) the number of shares of common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of a stock warrant or other warrant and the price at which such shares may be purchased upon exercise;

  (8) the date on which the right to exercise such stock warrants or other warrants shall commence and the date on which such right shall expire;

  (9) if applicable, the minimum or maximum amount of such stock warrants or other warrants which may be exercised at any one time;

  (10) the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

  (11) if applicable, a discussion of certain United States federal income tax considerations;

  (12) the antidilution provisions of such stock warrants or other warrants, if any;

  (13) the redemption or call provisions, if any, applicable to such stock warrants or other warrants; and

  (14) any additional terms of such stock warrants or other warrants, including terms, procedures and limitations relating to the exchange and exercise of such stock warrants or other warrants.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

  GENERAL

  We may issue subscription rights to purchase our debt securities, common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock or common stock. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. Certificates evidencing such subscription rights and a prospectus supplement will be distributed to our shareholders on the record date for receiving subscription rights in the subscription rights offering.

  The applicable prospectus supplement will describe the following terms of the subscription rights:

  (1)  the title of the subscription rights;

  (2)  the securities for which the subscription rights are exercisable;

  (3)  the exercise price for the subscription rights;

  (4)  the number of subscription rights issued to each shareholder;

  (5)  the extent to which the subscription rights are transferable;

  (6) if applicable, a discussion of the material United States income tax considerations applicable to the issuance or exercise of the subscription rights;

  (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

  (8) the date on which the right to exercise the subscription rights shall commence and the date on which the right shall expire;

  (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

  (10) if applicable, the material terms of any standby underwriting arrangement between us and our stand-by underwriters.

  EXERCISE OF SUBSCRIPTION RIGHTS

  Each subscription right will entitle the holder to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, shares of shares of common stock, warrants, or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

  Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, the Company will, as soon a practicable, forward the debt securities, shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, the Company may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

  We may offer and sell the Securities (i) through underwriters or dealers,
(ii) through agents, (iii) directly to purchasers, including existing shareholders in an offering of subscription rights, or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

  Each prospectus supplement will set forth the terms of the offering of the particular series of Securities to which the prospectus supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to Evergreen from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

  Sales of common stock offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions through Nasdaq, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

  Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  In connection with the sale of Securities, underwriters or agents may receive compensation from Evergreen, or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Evergreen will be described, in the applicable prospectus supplement.

  Securities may be sold directly by Evergreen or through agents designated by us from time to time. Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Under agreements which we may enter into, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Evergreen in the ordinary course of business.

  If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agent to solicit offers by certain institutions to purchase debt securities, preferred stock or common stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities, preferred stock, depositary shares or common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  We also may sell Securities directly to purchasers, in which event no underwriters or agents would be involved. We may sell Securities upon the exercise of subscription rights issued to our securityholders.

  The place and date of delivery for the Securities in respect of which this prospectus is being delivered will be set forth in the applicable prospectus supplement.

  Unless otherwise indicated in the applicable prospectus supplement, the Securities in respect of which this prospectus is being delivered (other than common stock) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by us for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

  Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for us, for which customary compensation is received.

                                    EXPERTS

  The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The estimated reserve evaluations and related calculations of Resource Services International, Inc., independent petroleum engineering consultants, incorporated by reference in this prospectus have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

  The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, incorporated by reference in this prospectus have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.


                                LEGAL OPINIONS

  John B. Wills, Esq., Denver, Colorado has provided us with a legal opinion on the validity of the Securities offered by this prospectus. The validity of the Securities offered hereby will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to a total dollar amount of $150 million. This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Certain Documents by Reference."

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference:

  (1)  Annual report on Form 10-K for the year ended December 31, 1998;

  (2) The description of the common stock that is contained in our registration statement on Form 8-A filed with the SEC on or about December 21, 1981, including any amendment or report filed for the purpose of updating the description; and

  (3) The description of our Shareholders Rights Agreement that is contained in our registration statement on Form 8-A filed with the SEC on December 18, 1998.

  Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the Securities.

  We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Kevin R. Collins, 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone 303-298-8100).

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
FORWARD-LOOKING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

RATIOS OF EARNINGS TO FIXED CHARGES. . . . . . . . . . . . . . . . . . . . . . . . .3

DESCRIPTION OF DEBT SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .4

DESCRIPTION OF PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . 14

DESCRIPTION OF DEPOSITARY SHARES . . . . . . . . . . . . . . . . . . . . . . . . . 15

DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

DESCRIPTION OF WARRANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

DESCRIPTION OF SUBSCRIPTION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . 20

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . 23

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee...........    $       41,700
Blue Sky fees and expenses ...................................            15,000
Rating agency fees ...........................................           100,000
Trustee fees and expenses ....................................            20,000
Legal fees and expenses.......................................           150,000
Printing and engraving expenses ..............................           100,000
Accounting fees and expenses..................................           150,000
Miscellaneous (1).............................................           173,300
                                                                  --------------
     Total (2)................................................    $      750,000
                                                                  --------------
                                                                  --------------

-------------------
(1)  Includes estimates of NASD filing fees.
(2) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in
Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Company's articles of incorporation further provide that directors and officers of the Company will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Company unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

  Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation.
The Company's articles of incorporation do not contain any such limitation.

  Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

  Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

  The Company's articles of incorporation and bylaws permit the Company to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

  The Company's articles of incorporation also provide that the Company may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Company against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

ITEM 16.  EXHIBITS.

  The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit No.   Title
-----------   -----
1.1           Form of Underwriting Agreement*

4.1           Shareholders Rights Agreement, incorporated by reference to Exhibit 2 of the Company's Current Report on Form 8-K dated July 7, 1997

4.2           Form of Indenture for Senior Debt Securities

4.3           Form of Indenture for Subordinated Debt Securities

4.4           Form of Senior Debt Security (included in Exhibit 4.2)

4.5           Form of Subordinated Debt Security (included in Exhibit 4.3)

4.6           Form of Deposit Agreement*

                                      II-2

4.7           Form of Depositary Receipt*

4.6           Form of Warrant Agreement*

5.1           Opinion of John B. Wills, Esq.

12.1          Statement re Computation of Ratios

23.1          Consent of John B. Wills, Esq. (included in Exhibit 5.1)

23.2          Consent of BDO Seidman, LLP

23.3          Consent of Resource Services International, Inc.

23.4          Consent of Netherland, Sewell & Associates, Inc.

24.1 Power of Attorney (included in the signature page of this registration statement)

25.1          Statement of Eligibility on Form T-1 of trustee under the Senior
              Indenture*

25.2          Statement of Eligibility on Form T-1 of trustee under the Subordinated
              Indenture*

-------------
*To be filed in an amendment to this registration statement or as an exhibit to a current report on Form 8-K.

ITEM 17.  UNDERTAKINGS.

  The undersigned Registrants hereby undertake:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Evergreen Resources, Inc. pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Evergreen Resources, Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless, in the opinion of their counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  The undersigned Registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on May 10, 1999.

                           EVERGREEN RESOURCES, INC.

                           By: /s/ Mark S. Sexton
                              ----------------------------------------
                              Mark S. Sexton, President and
                              Chief Executive Officer

                               POWER OF ATTORNEY

  Each of the undersigned hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 1999.

By: /s/ Mark S. Sexton
   -----------------------------------
   Mark S. Sexton, President, Chief Executive
   Officer and Director (principal executive officer)

By: /s/ Kevin R. Collins
   -----------------------------------
   Kevin R. Collins, Vice President,
   Treasurer and Chief Financial Officer
   (principal financial and accounting officer)

By: /s/ Alain Blanchard
   -----------------------------------
   Alain Blanchard, Director

By: /s/ Dennis R. Carlton
   -----------------------------------
   Dennis R. Carlton, Director

By: /s/ Larry D. Estridge
   -----------------------------------
   Larry D. Estridge, Director

By: /s/ John J. Ryan III
   -----------------------------------
   John J. Ryan III, Director

By: /s/ Scott D. Sheffield
   -----------------------------------
   Scott D. Sheffield, Director

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each of the undersigned registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 10, 1999.

                                EVERGREEN OPERATING CORPORATION
                                EVERGREEN WELL SERVICE COMPANY
                                PRIMERO GAS MARKETING COMPANY



                                By: /s/ Mark S. Sexton
                                   ----------------------------------------
                                   Mark S. Sexton, Chief Executive Officer

                               POWER OF ATTORNEY

  Each of the undersigned hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the registrant(s) to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 1999.

By: /s/ Mark S. Sexton
   -----------------------------------
    Mark S. Sexton, Chief Executive Officer
    and Director (principal executive officer)


By: /s/ Kevin R. Collins
   -----------------------------------
    Kevin R. Collins, Vice President, Treasurer,
    Chief Financial Officer and Director
    (principal financial and accounting officer)


By: /s/ Dennis R. Carlton
   -----------------------------------
    Dennis R. Carlton
    Director


By: /s/ J. Keither Martin
   -----------------------------------
    J. Keither Martin
    Director